SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 24, 2016

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 1.01.   Other Events

Federal Judge Denies Lehman's Motion for Replenishment and for Offset Against Prior Judgment in Favor of SecurityNational Mortgage Company; Grants Motion in Favor of SecurityNational Mortgage Company

On October 24, 2016, Federal Judge David Nuffer issued a memorandum decision and order denying the motion by Lehman Brothers Bank, FSB ("Lehman Bank") and Aurora Loan Services LLC ("Aurora Loan Services") for an offset against a prior judgment in favor of SecurityNational Mortgage Company ("SecurityNational Mortgage"), a wholly owned subsidiary of Security National Financial Corporation. The memorandum decision and order also grants the motion by SecurityNational Mortgage opposing Lehman Bank's motion for offset and replenishment in the case.

By way of background on the ruling, on April 15, 2005, SecurityNational Mortgage entered into a Loan Purchase Agreement with Lehman Bank, which agreement incorporated a Seller's Guide. Pursuant to the Loan Purchase Agreement, Lehman Bank purchased mortgage loans from time to time from SecurityNational Mortgage. Lehman Bank asserted that certain of the mortgage loans that it purchased several years ago from SecurityNational Mortgage contained alleged misrepresentations and early payment defaults. As a result, Lehman Bank contended it had the right to require SecurityNational Mortgage to repurchase certain loans or be liable for losses related to such Loans under the Loan Purchase Agreement. SecurityNational Mortgage disagreed with these claims.

On December 17, 2007, SecurityNational Mortgage entered into an Indemnification Agreement with Lehman Bank and Aurora Loan Services. Under the terms of the Indemnification Agreement, SecurityNational Mortgage agreed to indemnify Lehman Bank and Aurora Loan Services for 75% of actual losses, as defined, that Lehman Bank and Aurora Loan Services may incur on account of the alleged breaches pertaining to certain identified loans. The Indemnification Agreement also required SecurityNational Mortgage to indemnify Lehman Bank and Aurora Loan Services for 100% of any future actual losses incurred on mortgage loans with breaches not covered by the 75% provision. A reserve account was set up for covering said losses.

In addition to initial payments into the reserve account, SecurityNational Mortgage was to pay to Aurora Loan Services each calendar month the difference between the reserve account balance and $645,000, but in no event would SecurityNational Mortgage be required to make payments into the reserve account in excess of $125,000 for any calendar month. Since the time the reserve account was established, approximately $4,300,000 was taken from the reserve account to indemnify Lehman Bank and Aurora Loan Services for alleged losses. On March 28, 2011, Lehman Bank and Aurora Loan Services assigned certain rights and remedies under the Indemnification Agreement to Lehman Brothers Holdings Inc. ("Lehman Holdings").

On May 11, 2011, SecurityNational Mortgage filed a complaint against Aurora Bank FSB (formerly known as Lehman Bank) and Aurora Loan Services in the United States District Court, Utah, which was assigned to Judge Nuffer. The allegations in the complaint include breach of the Indemnification Agreement. SecurityNational Mortgage claimed it was entitled to a judgment of approximately $4,000,000 against Lehman Bank, as well as Aurora Loan Services to the extent of its involvement, for payments which should not have been taken from the reserve account.

On December 24, 2014, Judge Nuffer issued an amended order granting SecurityNational Mortgage's motion for summary judgment against Lehman Bank and Aurora Loan Services for $3,892,974, plus prejudgment interest at 9% per annum. The total amount of prejudgment interest awarded was $1,674,240 through May 31, 2014, with a per diem of $960 for each day after May 31, 2014 until final judgment. The court also indicated that further replenishment of the reserve account under the Indemnification Agreement appeared to be barred by a waiver, but that this issue had not been briefed.

Additionally, the court stated that the offset that Lehman Bank and Aurora Loan Services pled as an affirmative defense had not yet been adjudicated by the court. SecurityNational Mortgage asserted that Lehman Bank and Aurora Loan Services had no rights to a replenishment of the Indemnification Agreement reserve account, or for any offset. On March 30, 2015, SecurityNational Mortgage filed a response in opposition to the partial summary judgment motion of Lehman Bank and Aurora Loan Services concerning the reserve account replenishment and offset; SecurityNational Mortgage also filed its own partial summary judgment motion on the same issues.

On October 24, 2016, Judge Nuffer issued a memorandum decision and order denying Lehman Bank's and Aurora Loan Service's motion for partial summary judgment on the affirmative defense of offset and replenishment against the prior order in favor of SecurityNational Mortgage that Judge Nuffer issued on December 24, 2014, and granting SecurityNational Mortgage's motion for partial summary judgment in opposition to Lehman Bank's and Aurora Loan Service's motion for offset and replenishment. In the memorandum decision and order, Judge Nuffer further ordered that the parties in the lawsuit meet, confer and, within 14 days, file a joint motion with a proposed schedule for resolving any remaining issues in the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: October 28, 2016	By:	/s/ Scott M. Quist
Scott M. Quist, Chairman, President
and Chief Executive Officer